Exhibit 2.2
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Introduction

As of December 31, 2023, Sanofi (“Sanofi,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing one half of one ordinary share, par value €2 per share	SNY	NASDAQ Global Select Market
Ordinary shares, par value €2 per share*	*	NASDAQ Global Select Market*
____________________
*Not for trading, but only in connection with the registration of American Depositary Shares representing such ordinary shares.

We have one class of shares, which trade on Compartment A of the regulated market of Euronext Paris under the symbol SAN. American Depositary Shares (“ADSs”), each representing one-half of one ordinary share, par value €2 per share of Sanofi, have been available in the United States through an American Depositary Receipt (“ADR”) program established pursuant to the Second Amended and Restated Deposit Agreement between Sanofi and JPMorgan Chase Bank, N.A. (“JPMorgan”), as amended by Amendment No. 1 dated July 23, 2020 (“Amendment No. 1”), Amendment No.2 dated December 18, 2023 ("Amendment No.2"), and as may be further amended from time to time (together, the “deposit agreement”). Our ADSs trade on the NASDAQ Global Select Market, or NASDAQ, under the symbol SNY and are evidenced by ADRs, which are issued by JPMorgan.

This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Shares underlying the ADSs are held by JPMorgan, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive and, in the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, Sanofi’s Articles of Association (statuts), an English translation of which has been filed as an exhibit to Sanofi’s annual report on Form 20-F for which this exhibit is provided and by French law and in the case of our ADSs, such summary is subject to, and qualified in its entirety by the terms of the deposit agreement. Such summaries do not address all of the provisions of the Articles of Association or French law or of the deposit agreement, and do not purport to be complete.
Capitalized terms not otherwise defined in this exhibit have the meanings given to them in Sanofi’s annual report on Form 20-F for which this exhibit is provided.

ORDINARY SHARES

The description below reflects certain terms of our Articles of Association, and summarizes the material rights of holders of our ordinary shares under French law.

General

Share capital

As of December 31, 2023, our share capital amounted to €2,529,599,938, divided into 1,264,799,969 outstanding shares with a par value of €2 per share. All of our outstanding shares are of the same class and are fully paid. Of these shares, we or entities controlled by us held 13,450,388 shares (or 1.06% of our outstanding share capital), as treasury shares as of such date. As of December 31, 2023, the carrying amount of such shares was €1,169 million.

At a combined general meeting held on May 25, 2023, our shareholders authorized our Board of Directors to increase our share capital, through the issuance of shares or other securities giving access to the share capital with or without preemptive rights, by an aggregate maximum nominal amount of €997 million. See “— Ordinary Shares— Change in Capital in 2023 — Increases in Share Capital” below.

The maximum total number of authorized but unissued shares as of December 31, 2023 was 131,106,097, reflecting the unused part of the May 25, 2023 shareholder authorizations to issue shares without preemptive rights, outstanding options to subscribe for shares, and awards of shares.

Stock options

Types of stock options

We have two types of stock options outstanding: options to subscribe for shares (options de souscription d’actions) and options to purchase shares (options d’achat d’actions). Upon exercise of an option to subscribe for shares, we issue new shares, whereas upon exercise of an option to purchase shares, the option holder receives existing shares. We purchase our shares on the market prior to the vesting of the options to purchase in order to provide the option holder with shares upon exercise.

Because the exercise of options to purchase shares will be satisfied with existing shares repurchased on the market or held in treasury, the exercise of options to purchase shares has no impact on the amount of our share capital.

Stock option plans

On April 30, 2019, our combined general meeting had authorized our Board of Directors for a period of 38 months to grant, on one or more occasions, options to subscribe for shares and options to purchase shares in favor of persons to be chosen by the Board of Directors from among the salaried employees and corporate officers of our Company or of companies or groupings of economic interest of the Group in accordance with Article L. 225-180 of the French Commercial Code. This authorization has ended on July 30, 2022. The Board of Directors has subsequently decided not to grant any further stock options from 2020 onwards. On December 31, 2023, no stock option plan was in force.

Awards of shares

Our combined general meeting held on April 30, 2021 authorized our Board of Directors for a period of 38 months to allot, on one or more occasions, existing or new restricted shares in favor of persons to be chosen by the Board of Directors from among the salaried employees and corporate officers of our Company or of companies or economic interest groupings of the Group in accordance with Articles L. 225-197-1 et seq. of the French Commercial Code.

The existing or new shares allotted under this authorization may not represent more than 1.5% of our share capital as of the date of the decision by the Board of Directors to allot such shares.

The authorization provides that allotment of shares to the allottees will become irrevocable at the end of a minimum vesting period of three years.

In the case of newly issued shares, the authorization entails the express waiver by the shareholders, in favor of the allottees of restricted shares, of their preemptive rights in respect of shares that are to be issued as and when restricted shares vest.

The Board of Directors sets the terms on which restricted shares are granted and the arrangements with respect to the dividend entitlement of the shares.

See “Item 6. Directors, Senior Management and Employees — E. Share Ownership” for a description of our restricted shares plans currently in force.

Rights, preferences and restrictions attaching to ordinary shares

Dividends

We may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required bylaw or our Articles of Association. “Distributable profits” consist of our unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to law or our Articles of Association.

Legal reserve

The French Commercial Code requires us to allocate 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to each of our French subsidiaries on an unconsolidated basis. At December 31, 2023, our legal reserve amounted to €282,280,863.45, representing 11.16% of the aggregate par value of our issued and outstanding share capital as of that date. The legal reserve of any company subject to this requirement may serve to allocate losses that may not be allocated to other reserves, or may be distributed to shareholders upon liquidation of the company.

Approval of dividends

According to the French Commercial Code, our Board of Directors may propose a dividend for approval by shareholders at the annual general shareholders’ meeting. If we have earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by our independent auditors, our Board of Directors may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. Our Board of Directors exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval.

Distribution of dividends

Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our Board of Directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our Board of Directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our Articles of Association provide that a decision of the shareholders’ meeting taken by ordinary resolution may give each shareholder the option to receive payment of their dividend in cash, in shares, or in kind by delivery of assets including financial securities with or without an option to receive cash. In the case of a dividend payment resulting in the payment of a right that is a fraction of a given unit of measurement, the shareholders’ meeting may decide that the shareholder will not receive any such fraction of a unit and will instead receive the next lowest whole number of such unit plus a cash payment for the balance.

Timing of payment

According to the French Commercial Code, we must pay any existing dividends within nine months of the end of our fiscal year, unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French State.

Voting rights

In general, each shareholder is entitled to one vote per share at any shareholders’ general meeting. Our Articles of Association do not provide for cumulative voting rights. However, our Articles of Association provide that any fully paid-up shares that have been held in registered form under the name of the same shareholder for at least two years acquire double voting rights. The double voting rights cease automatically for any share converted into bearer form or transferred from one owner to another, subject to certain exceptions permitted by law.

As of December 31, 2023, there were 158,802,716 shares that were entitled to double voting rights, representing 12,55% of our total share capital, and approximately 11,26 % of the voting rights which can be cast at our shareholders’ general meeting as of that date.

Double voting rights are not taken into account in determining whether a quorum exists.

Under the French Commercial Code, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Our Articles of Association allow us to obtain from Euroclear France the name, nationality, address and number of shares held by holders of our securities that have, or may in the future have, voting rights. If we have reason to believe that a person on any list provided by Euroclear France holds securities on behalf of another person, our Articles of Association allow us to request information regarding beneficial ownership directly from such person. See “— Ordinary Shares — Form, Holding and Transfer of Shares”, below.

Our Articles of Association provide that Board members are elected on a rolling basis for a maximum tenure of four years.

Shareholders’ agreement

We are not aware of any shareholder’s agreement currently in force concerning our shares.

Liquidation rights

If we are liquidated, any assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will first be distributed to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the par value of their shareholdings.

Sinking fund provisions

Our Articles of Association do not provide for any sinking fund provisions.

Redemption of shares

Under French law, our Board of Directors is entitled to redeem a set number of shares as authorized by the extraordinary shareholders’ meeting. In the case of such an authorization, the shares redeemed must be cancelled within one month after the end of the offer to purchase such shares from shareholders. However, shares redeemed on the open market do not need to be cancelled if the company redeeming the shares grants options on or awards those shares to its employees within one year following the acquisition. See also “— Trading in Our Own Shares” below.

Liability for further capital calls

Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable for further capital calls.

Requirements for holdings exceeding certain percentages

The French Commercial Code and the regulations of the French Financial markets authority (Autorité des marchés financiers, the "AMF") provide that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% or 95% of the outstanding shares or voting rights of a listed company in France, such as our Company, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify the company, before the end of the fourth trading day following the date it crosses the threshold, of the number of shares it holds and their voting rights. The individual or entity must also notify the AMF before the end of the fourth trading day following the date it crosses any such threshold. The AMF makes the notice public.

Pursuant to the French Commercial Code and the AMF General Regulation, the participation thresholds shall be calculated on the basis of the shares and voting rights owned, and shall take into account the shares and voting rights which are deemed to be shares and voting rights owned, even if the individual or entity does not itself hold shares or voting rights. In accordance with this deemed ownership principle, the individual or entity must take into account specific situations where shares and voting rights are deemed to be shares and voting rights owned when calculating the number of shares owned to be disclosed in the notifications to the Company and to the AMF. It includes among others situations where an individual or entity is entitled to acquire issued shares at its own initiative, immediately or at the end of a maturity period, under an agreement or a financial instrument, without set-off against the number of shares that this individual or entity is entitled to sell under another agreement or financial instrument. The individual or entity required to make such notification shall also take into account issued shares covered by an agreement or cash-settled financial instrument and having an economic effect for said individual or entity that is equivalent to owning such shares. In the cases of deemed ownership described above, the notification shall mention the type of deemed ownership and include a description of the main characteristics of the financial instrument or agreement with specific details required by the AMF General Regulation.

The AMF General Regulation provides that shares and voting rights subject to multiple cases of deemed ownership shall only be counted once.

When an individual or entity modifies the allocation between the shares it owns and its financial instruments or agreements deemed to be owned shares, it must disclose that change in a new notification. However, the change must only be disclosed if the acquisition of owned shares due to the settlement of the financial instruments or agreements causes the investor to cross a threshold.

Subject to certain limited exceptions, French law and AMF regulations impose additional reporting requirements on persons who acquire more than 10%, 15%, 20%, or 25% of the outstanding shares or voting rights of a company listed in France. These persons must file a report with the company and the AMF before the end of the fifth trading day following the date they cross any such threshold.

In the report, the acquirer will have to specify its intentions for the following six months including:
•whether it acts alone or in concert with others;
•the means of financing of the acquisition (the notifying party shall indicate in particular whether the acquisition is being financed with equity or debt, the main features of that debt, and, where applicable, the main guarantees given or received by the notifying party. The notifying party shall also indicate what portion of its holding, if any, it obtained through securities loans);

•whether or not it intends to continue its purchases;
•whether or not it intends to acquire control of the company in question;
•the strategy it contemplates vis-à-vis the issuer;
•the way it intends to implement its strategy, including: (i) any plans for a merger, reorganization, liquidation, or partial transfer of a substantial part of the assets of the issuer or of any other entity it controls within the meaning of Article L. 233-3 of the French Commercial Code, (ii) any plans to modify the business of the issuer, (iii) any plans to modify articles of association of the issuer, (iv) any plans to delist a category of the issuer’s financial instruments, and (v) any plans to issue the issuer’s financial instruments;
•any agreement for the temporary transfer of shares or voting rights of the issuer;
•the way it intends to settle its agreements or instruments on the shares or voting rights of the issuer mentioned in Article L. 233-9, para. 4 and para. 4 bis of the French Commercial Code; and
•whether it seeks representation on the Board of Directors.

The AMF makes the report public. Upon any change of intention within the six-month period following the filing of the report, it will have to file a new report for the following six-month period.

In order to enable shareholders to give the required notice, we must each month publish on our website and send the AMF a written notice setting forth the total number of our shares and voting rights (including treasury shares) whenever they vary from the figures previously published.

If any shareholder fails to comply with an applicable legal notification requirement, the shares in excess of the relevant threshold will be deprived of voting rights for all shareholders’ meetings until the end of a two-year period following the date on which the owner complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Commercial Court at the request of our Chairman, any shareholder or the AMF, and may be subject to criminal fines.

Under AMF regulations, and subject to limited exemptions granted by the AMF, any person or entity, acting alone or in concert, that crosses the threshold of 30% of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the shares and securities giving access to the share capital or voting rights of such company. Cash-settled derivative instruments or agreements mentioned in Article L. 233-9, 4° bis of the French Commercial Code are not included in the calculation of the number of shares related to the mandatory public tender offer.

In addition, our Articles of Association provide that any person or entity, acting alone or in concert with others, who becomes the owner of 1%, or any multiple of 1% of our share capital or our voting rights, even beyond the minimum declaration limits permitted by the legal and regulatory provisions, must notify us by certified mail, return receipt requested, within five trading days, of the total number of shares and securities giving access to our share capital and voting rights that such person then owns. The same provisions of our Articles of Association apply whenever such owner increases or decreases its ownership of our share capital or our voting rights to such extent that it goes above or below one of the thresholds described in the preceding sentence. Any person or entity that fails to comply with such notification requirement will, upon the request of one or more shareholders holding at least 5% of our share capital or of our voting rights made at the general shareholders’ meeting, be deprived of voting rights with respect to the shares in excess of the relevant threshold for all shareholders’ meetings until the end of a two-year period following the date on which such person or entity complies with the notification requirements.

Shareholders’ meetings

General

In accordance with the provisions of the French Commercial Code, there are three types of shareholders’ meetings: ordinary, extraordinary and special.

Ordinary general meetings of shareholders are required for matters such as:
•electing, replacing and removing Directors;
•appointing independent auditors;
•approving the annual financial statements;
•declaring dividends or authorizing dividends to be paid in shares, provided the Articles of Association contain a provision to that effect; and
•approving share repurchase programs.

Extraordinary general meetings of shareholders are required for approval of matters such as amendments to our Articles of Association, including any amendment required in connection with extraordinary corporate actions.

Extraordinary corporate actions include:
•changing our Company’s name or corporate purpose;

•increasing or decreasing our share capital;
•creating a new class of equity securities;
•authorizing the issuance of:
oshares giving access to our share capital or giving the right to receive debt instruments, or oother securities giving access to our share capital;
•establishing any other rights to equity securities;
•selling or transferring substantially all of our assets; and
•the voluntary liquidation of our Company.

Special meetings of shareholders of a certain category of shares or shares with certain specific rights (such as shares with double voting rights) are required for any modification of the rights derived from that category of shares. The resolutions of the shareholders’ general meeting affecting these rights are effective only after approval by the relevant special meeting.

Annual ordinary meetings

The French Commercial Code requires the Board of Directors to convene an annual ordinary general shareholders’ meeting to approve the annual financial statements. This meeting must be held within six months of the end of each fiscal year.

The Board of Directors may also convene an ordinary or extraordinary general shareholders’ meeting upon proper notice at any time during the year. If the Board of Directors fails to convene a shareholders’ meeting, our independent auditors may call the meeting. In case of bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. In addition, any of the following may request the court to appoint an agent for the purpose of calling a shareholders’ meeting:
•one or several shareholders holding at least 5% of our share capital;
•duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least 1% of our voting rights;
•the works council in cases of urgency; or
•any interested party in cases of urgency.

Under our Articles of Association, the Board of Directors may take decisions by written consultation under the conditions permitted by law and as specified in the Board Charter (an English language version of which is reproduced in full as Exhibit 1.2 to the annual report on Form 20-F for which this exhibit is provided), including the possibility to convene an ordinary or extraordinary general meeting,

Notice of shareholders’ meetings

All prior notice periods provided for below are minimum periods required by French law and cannot be shortened, except in case of a public tender offer for our shares.

We must announce general meetings at least thirty-five days in advance by means of a preliminary notice (avis de réunion), which is published in the Bulletin des Annonces Légales Obligatoires, or BALO. The preliminary notice must first be sent to the AMF, with an indication of the date on which it will be published in the BALO. It must be published on our website at least twenty-one days prior to the general meeting. The preliminary notice must contain, among other things, the agenda, a draft of the resolutions to be submitted to the shareholders for consideration at the general meeting and a detailed description of the voting procedures (proxy voting, electronic voting or voting by mail), the procedures permitting shareholders to submit additional resolutions or items to the agenda and to ask written questions to the Board of Directors. The AMF also recommends that, prior to or simultaneously with the publication of the preliminary notice, we publish a summary of the notice indicating the date, time and place of the meeting in a newspaper of national circulation in France and on our website.

At least fifteen days prior to the date set for a first convening, and at least ten days prior to any second convening, we must send a final notice (avis de convocation) containing the final agenda, the date, time and place of the meeting and other information related to the meeting. Such final notice must be sent by mail to all registered shareholders who have held shares in registered form for more than one month prior to the date of the final notice and by registered mail, if shareholders have asked for it and paid the corresponding charges. The final notice must also be published in a newspaper authorized to publish legal announcements in the local administrative department (département) in which our Company is registered as well as in the BALO, with prior notice having been given to the AMF for informational purposes. Even if there are no proposals for new resolutions or items to be submitted to the shareholders at the meeting, we must publish a final notice in a newspaper authorized to publish legal announcements in the local administrative department (département) in which our Company is registered as well as in the BALO.

Other issues

In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda. As an exception to this rule, shareholders may take action with respect to the appointment and dismissal of directors even if this action has not been included on the agenda.

Additional resolutions to be submitted for approval by the shareholders at the shareholders’ meeting may be proposed to the Board of Directors, for recommendation to the shareholders at any time from the publication of the preliminary notice in the BALO until twenty-five days prior to the general meeting and in any case no later than twenty days following the publication of the preliminary notice in the BALO by:
•one or several shareholders together holding a specified percentage of shares;
•a duly qualified association of shareholders who have held their shares in registered form for at least two years and who together hold at least 1% of our voting rights; or
•the works council.

Within the same period, the shareholders may also propose additional items (points) to be submitted and discussed during the shareholders’ meeting, without a shareholders’ vote. The shareholders must substantiate the reasons for their proposals of additional items.

The resolutions and the list of items added to the agenda of the shareholders’ meeting must be promptly published on our website.

The Board of Directors must submit the resolutions to a vote of the shareholders after having made a recommendation thereon. The Board of Directors may also comment on the items that are submitted to the shareholders’ meeting.

Following the date on which documents must be made available to the shareholders (including documents to be submitted to the shareholders’ meeting and resolutions proposed by the Board of Directors, which must be published on our website at least twenty-one days prior to the general meeting), shareholders may submit written questions to the Board of Directors relating to the agenda for the meeting until the fourth business day prior to the general meeting. The Board of Directors must respond to these questions during the meeting or may refer to a Q&A section located on our website in which the question submitted by a shareholder has already been answered.

Attendance at shareholders’ meetings; proxies and votes by mail

In general, all shareholders may participate in general meetings either in person or by proxy. Shareholders may vote in person, by proxy or by mail.

The right of shareholders to participate in general meetings is subject to the recording (inscription en compte) of their shares on the second business day, 12:00 a.m. (Paris time), preceding the general meeting:
•for holders of registered shares: in the registered shareholder account held by the Company or on its behalf by an agent appointed by it; and
•for holders of bearer shares: in the bearer shareholder account held by the accredited financial intermediary with whom such holders have deposited their shares; such financial intermediaries shall deliver to holders of bearer shares a shareholding certificate (attestation de participation) enabling them to participate in the general meeting.

Attendance in person

Any shareholder may attend ordinary general meetings and extraordinary general meetings and exercise its voting rights subject to the conditions specified in the French Commercial Code, the French Civil Code and our Articles of Association.

An attendance sheet and written minutes are established for each shareholders' meeting; failure to do so could lead to cancellation of the decisions at the shareholders' meeting.

Proxies and votes by mail

Proxies are sent to any shareholder upon a request received between the publication of the final notice of meeting and six days before the general meeting and must be made available on our website at least twenty-one days before the general meeting. In order to be counted, such proxies must be received at our registered office, or at any other address indicated on the notice of the meeting or by any electronic mail indicated on the notice of the meeting, prior to the date of the meeting (in practice, we request that shareholders return proxies at least three business days prior to the meeting; electronic proxies must be returned before 3 p.m. Paris time, on the day prior to the general meeting). A shareholder may grant proxies to any natural person or legal entity. The agent may be required to disclose certain information to the shareholder or to the public.

A proxy is only valid for one meeting (or by way of exception for two meetings, one being ordinary and the other extraordinary, held on the same day or within a single 15-day period); it remains valid in the event such meeting is convened multiple times for the same agenda, and may be revoked by written statement of the shareholder granting the proxy.

Alternatively, the shareholder may send us a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote the blank proxies in favor of all resolutions proposed or approved by the Board of Directors and against all others.

With respect to votes by mail, we must send shareholders a voting form upon request or must make available a voting form on our website at least twenty-one days before the general meeting. The completed form must be returned to us at least three days prior to the date of the shareholders’ meeting. For holders of registered shares, in addition to traditional voting by mail, instructions may also be given via the internet.

Quorum

The French Commercial Code requires that shareholders holding in the aggregate at least 20% of the shares entitled to vote must be present in person, or vote by mail or by proxy, in order to fulfill the quorum requirement for:
•an ordinary general meeting; and
•an extraordinary general meeting where the only resolutions pertain to either (a) a proposed increase in our share capital through incorporation of reserves, profits or share premium, or (b) the potential issuance of free share warrants in the event of a public tender offer for our shares (Article L. 233-32 of the French Commercial Code).

For any other extraordinary general meeting the quorum requirement is at least 25% of the shares entitled to vote, held by shareholders present in person, voting by mail or by proxy.

For a special meeting of holders of a certain category of shares, the quorum requirement is one third of the shares entitled to vote in that category, held by shareholders present in person, voting by mail or by proxy.

If a quorum is not present at a meeting, the meeting is adjourned. However, only questions that were on the agenda of the adjourned meeting may be discussed and voted upon once the meeting resumes.

When an adjourned meeting is resumed, there is no quorum requirement for meetings cited in the first paragraph of this “Quorum” section. In the case of any other reconvened extraordinary general meeting or special meeting, the quorum requirement is 20% of the shares entitled to vote (or voting shares belonging to the relevant category for special meetings of holders of shares of such specific category), held by shareholders present in person or voting by mail or by proxy. If a quorum is not met, the reconvened meeting may be adjourned for a maximum of two months with the same quorum requirement. No deliberation or action by the shareholders may take place without a quorum.

Votes required for shareholder action

The affirmative vote of a simple majority of the votes cast may pass a resolution at either an ordinary general meeting or an extraordinary general meeting where the only resolution(s) pertain(s) to either (a) a proposed increase in our share capital through incorporation of reserves, profits or share premium, or (b) the potential issuance of free share warrants in the event of a public tender offer for our shares (Article L. 233-32 of the French Commercial Code). At any other extraordinary general shareholders’ meeting and at any special meeting of holders of a specific category of shares, the affirmative vote of two-thirds of the votes cast by those present or those represented by proxy or voting by mail is required.

Abstention from voting, blank votes and null votes by those present or those represented by proxy or voting by mail are not counted as votes cast, i.e. they are not counted as votes against the resolution submitted to a shareholder vote at any of the three types of meetings.

Changes to shareholders’ rights

Under French law, the affirmative vote of two-thirds of the votes cast at an extraordinary shareholders’ meeting is required to change our Articles of Association, which set out the rights attached to our shares, except for capital increases through incorporation of reserves, profits or share premium, or through the issuance of free share warrants in the event of a public tender offer for our shares (Article L. 233-32 of the French Commercial Code).

The rights of a class of shareholders can be amended only after a special meeting of the class of shareholders affected has taken place. The voting requirements applicable to this type of special meeting are the same as those applicable to an extraordinary general shareholders’ meeting. The quorum requirements for a special meeting are one-third of the voting shares, or 20% upon resumption of an adjourned meeting.

A unanimous shareholders’ vote is required to increase the liabilities of shareholders.

Financial statements and other communications with shareholders

In connection with any shareholders’ meeting, we must provide a set of documents which includes our annual report on Form 20-F for which this exhibit is provided.

We must also provide on our website at least twenty-one days before a shareholders’ meeting certain information and a set of documents that includes the preliminary notice, the proxies and voting forms, the resolutions proposed by the Board of Directors, and the documents to be submitted to the shareholders’ meeting pursuant to Articles L. 225-115 and R. 225-83 of the French Commercial Code, etc. The resolutions and the list of items added to the agenda of the shareholders’ meeting must be promptly published on our website.

Trading in our own shares

Under French law, Sanofi may not issue shares to itself. However, we may, either directly or through a financial intermediary acting on our behalf, acquire up to 10% of our issued share capital within a maximum period of 18 months, provided our shares are listed on a regulated market. Prior to acquiring our shares, we must publish a description of the share repurchase program (descriptif du programme de rachat d’actions).

We may not cancel more than 10% of our issued share capital over any 24-month period. Our repurchase of shares must not result in our Company holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. We must hold any shares that we repurchase in registered form. These shares must be fully paid up. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

The shareholders, at an extraordinary general shareholders meeting, may decide not to take these shares into account in determining the preemptive rights attached to the other shares. However, if the shareholders decide to take them into account, we must either sell the rights attached to the shares we hold on the market before the end of the subscription period or distribute them to the other shareholders on a pro rata basis.

On May 25, 2023, our shareholders approved a resolution authorizing us to repurchase up to 10% of our shares over an 18-month period. Under this authorization, the purchase price for each Sanofi ordinary share may not be greater than €150.00 and the maximum amount that Sanofi may pay for the repurchases is €18,971,999,535. This authorization cancelled and replaced the authorization granted to the Board of Directors by the combined general meeting held on May 3, 2022. A description of this share repurchase program as adopted by the ordinary general meeting held on May 25, 2023 (descriptif du programme de rachat d’actions) was published on February 23, 2024.

Purposes of share repurchase programs

Under Regulation 596/2014 of the European Parliament and of the Counsel, dated April 16, 2014 on market abuse and its Delegated Regulation 2016/1052 on repurchase programs and stabilization measures, dated March 8, 2016 (which we refer to in this section as the “Regulation”), an issuer will benefit from a safe harbor for share transactions that comply with certain conditions relating in particular to the pricing, volume and timing of transactions (see below) and that are made in connection with a share repurchase program authorized by the shareholders the purpose of which is:
•to reduce the share capital through the cancellation of treasury shares;
•to meet obligations arising from debt financial instruments that are exchangeable into equity instruments; and/or
•to meet obligations arising from share option programs or other allocations of shares to employees or to members of the administrative, management or supervisory bodies of the issuer or of an associate company.

Safe harbor transactions will by definition not be considered market abuses under the Regulation. Transactions that are carried out for other purposes than those mentioned above do not qualify for the safe harbor.

However, as permitted by the Regulation, which provides for a presumption of legitimacy for existing market practices that do not constitute market manipulation and that conform with certain criteria, the AMF has established as a French accepted market practice, which therefore benefits from a presumption of legitimacy, the use of liquidity agreements for share purchases that are entered into with a financial services intermediary and that comply with the criteria set out by the AMF.

The AMF confirmed that all transactions directed at maintaining the liquidity of an issuer’s shares must be conducted pursuant to a liquidity agreement with a financial services intermediary acting independently.

As of July 3, 2016, the purchase of shares that are subsequently used as acquisition currency in a business combination transaction, which the AMF previously permitted as an accepted market practice, is no longer considered as such, although such practice, while not benefiting from the presumption of legitimacy, is not prohibited under the Regulation.

Pricing, volume and other restrictions

In order to qualify for the safe harbor described above, the issuer must generally comply with the following pricing and volume restrictions:
•a share purchase must not be made at a price higher than the higher of the price of the last independent trade and the highest current independent bid on the trading venues where the purchase is carried out; and
•subject to certain exceptions for illiquid securities, the issuer must not purchase on any trading day more than 25% of the average daily volume of the shares on the regulated market on which the purchase is carried out. The average daily volume figure must be based on the average daily volume traded in the month preceding the month of public disclosure of the share repurchase program and fixed on that basis for the authorized period of that program. If the program does not make reference to this volume, the average daily volume figure must be based on the average daily volume traded in the 20 trading days preceding the date of purchase.

In addition, unless the issuer has in place a time-scheduled repurchase program or the repurchase program is lead-managed by an investment firm or a credit institution which makes its trading decisions concerning the timing of the purchase of the issuer’s shares independently of the issuer, the issuer must not, for the duration of the repurchase program, engage in the following activities:
•selling its own shares;
•effecting any transaction during a closed period imposed by the applicable law of the Member State in which the transaction occurs (i.e. under French law, during the period between the date on which the company has knowledge of insider information and the date on which such information is made public, during the 30 calendar day period before the announcement of an interim financial report or a year-end report which the issuer is obliged to make public, and during the 15 calendar day period before the publication of the quarterly results); or
•effecting any transaction in securities with respect to which the issuer has decided to delay the public disclosure of inside information, in accordance with applicable rules.

Use of share repurchase programs

Pursuant to the AMF rules, issuers must immediately allocate the repurchased shares to one of the purposes provided for in the Regulation and must not subsequently use the shares for a different purpose. As an exception to the foregoing, shares repurchased with a view to covering stock option plans may, if no longer needed for this purpose, be re-allocated for cancellation or sold in compliance with AMF requirements relating in particular to blackout periods. Shares repurchased in connection with one of the market practices authorized by the AMF (see above) may also be re-allocated to one of the purposes contemplated by the Regulation or sold in compliance with AMF requirements. Shares repurchased with a view to their cancellation must be cancelled within 24 months following their acquisition.

During the year ended December 31, 2023, we used the authority delegated by our shareholders to repurchase our shares on the stock market.

Pursuant to our share repurchase programs authorized by our shareholders on May 3, 2022 and on May 25, 2023, we repurchased 6,584,744 of our shares for a weighted average price of €89.86, i.e. a total cost of €592 million. Brokerage fees, financial transaction taxes and the AMF contribution (net of income taxes) amounted to €1.40 million. Our Company did not resort to derivatives to repurchase our own shares.

During 2023, we did not cancel any shares.

During 2023, we did not use a liquidity contract.

During 2023, we did not allocate any shares to stock purchase option plans.

In 2023, in addition to the 8,195,266 shares allocated to performance share plans outstanding at December 31, 2023, Sanofi:
•purchased 4,000,204 of its shares at an average weighted price of €90.60 for a total amount of €362,438,477;
•transferred 1,329,622  of its shares to beneficiaries of performance shares at an average weighted price of €86.49 for a total amount of €114,996,866 .

As of December 31, 2023, the 10,865,848 treasury shares held under our share repurchase program were allocated to covering performance share plans.

As of December 31, 2023, all the shares created under the Action 2023 employee share ownership plan were allocated to employees.

In 2023, Sanofi purchased 2,584,540 shares at an average weighted price of €88.69 for a total amount of €229,235,418, which were allocated to a cancellation objective.

In addition, no shares were held to cover stock option plans or for liquidity purposes.

As of December 31, 2023, we directly owned 13,450,388 Sanofi shares with a par value of €2 representing around 1.06 % of our share capital and with an estimated value of €1,169 million, based on the share price at the time of purchase.

Reporting obligations

Pursuant to the Regulation, the AMF Regulation and the French Commercial Code, issuers trading in their own shares are subject to the following reporting obligations:
•issuers must report all transactions in their own shares to the competent authority of each trading venue on which the shares are admitted to trading or are traded within seven trading days of the transaction in a prescribed format, unless such transactions are carried out pursuant to a liquidity agreement that complies with the ethical code approved by the AMF;
•issuers must declare to the AMF on a monthly basis all transactions completed under the share repurchase program unless they provide the same information on a weekly basis; and
•post on its website the transactions disclosed and keep that information available to the public for at least a 5-year period from the date of public disclosure.

Ownership of shares by non-French persons

The French Commercial Code and our Articles of Association currently do not limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, pursuant to Articles L.151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code (CMF), as amended by the decree (décret) No. 2023-1293 dated December 28, 2023 and the order (arrêté) dated December 28, 2023 pursuant to the French foreign investment regime, any investment by any non-French citizen, any French citizen not residing in France, any non-French entity or any French entity controlled by such persons or entities that will result in the relevant investor (a) acquiring control of an entity incorporated under French law or an establishment registered in France, (b) acquiring all or part of a business line of an entity registered in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity registered in France,or for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, the threshold of 10% of the voting rights of a company incorporated under French law whose shares are admitted to trading on a regulated market, in each case, where all or part of the target’s business and activity relate to a strategic sector, is subject to the prior authorization of the French Minister of the Economy. Under existing administrative rulings, ownership of 33 1/3% or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances depending upon factors such as:
•the acquiring party’s intentions;
•the acquiring party’s ability to elect directors; or
•financial reliance by the company on the acquiring party.

Such strategic sectors include (a) activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, public health, telecommunications, farm products or media), (c) research and development activities related to critical technologies (including biotechnology, cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage, technologies involved in low-carbon energy production or photonics and technologies related to generation of renewable energy) or dual-use goods and technologies.

This request for prior authorization must be filed with the French Minister of the Economy, which has 30 business days from receipt of the complete file to provide a first decision which may (i) indicate that the investment is not covered by the activities subject to the prior authorization of the French Minister of the Economy, (ii) unconditionally authorize the investment or (iii) indicate that further examination is required. In the latter case, the French Minister of the Economy must make a second decision within 45 business days from its first decision. In the event of a lack of response from the French Minister of the Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertakings aimed at protecting French national interests. If an investment requiring the prior authorization of the French Minister of the Economy is completed without such authorization having been granted, the French Minister of the Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment. The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for a company) or €1 million (for an individual).

A “fast track” procedure is available for investors whose holdings exceed the 10% threshold but are less than the 25% threshold mentioned above.

The CMF provides for statistical reporting requirements. Transactions by which non-French residents acquire at least 10% of the share capital or voting rights, or cross the 10% threshold, of a French resident company, are considered as foreign direct investments in France and are subject to statistical reporting requirements (Articles R. 152-1; R. 152-3 and R. 152-11 of the CMF). When the investment exceeds €125,500,000, companies must declare foreign transactions directly to the Banque de France within 20 business days following the date of certain direct foreign investments in us, including any purchase of ADSs. Failure to comply with such statistical reporting requirement may be sanctioned by five years’ imprisonment and a fine of a maximum amount equal to twice the amount which should have been reported, in accordance with Article L. 165-1 of the CMF. This amount may be increased fivefold if the violation is made by a legal entity.

Change in control / Anti-takeover

There are no provisions in our Articles of Association that would have the effect of delaying, deferring or preventing a change in control of our Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving our Company or any of our subsidiaries. Further, there are no provisions in our Articles of Association that allow the issuance of preferred stock upon the occurrence of a takeover attempt or the addition of other “anti-takeover” measures without a shareholder vote.

Our Articles of Association do not include any provisions discriminating against any existing or prospective holder of our securities as a result of such shareholder owning a substantial number of shares.

See above additional information in relation to foreign direct investments under “— Ownership of Shares by Non-French Persons”.

Change in capital in 2023

See Note D.15.1. to our consolidated financial statements, included at Item 18. of the annual report on Form 20-F for which this exhibit is provided.

Increases in share capital

As provided for by the French Commercial Code, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Board of Directors. The shareholders may delegate to our Board of Directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital. Our Board of Directors may further delegate this power to our Chief Executive Officer or, subject to our Chief Executive Officer’s approval, to his delegates (directeurs généraux délégués).

Increases in our share capital may be effected by:
•issuing additional shares;
•increasing the par value of existing shares;
•creating a new class of equity securities; or
•exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:
•in consideration for cash;
•in consideration for assets contributed in kind;
•through an exchange offer;
•by conversion of previously issued debt instruments;
•by capitalization of profits, reserves or share premium; or
•subject to various conditions, in satisfaction of debt incurred by our Company.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium or through the issuance of free share warrants in the event of a public tender offer for our shares (Article L. 233-32 of the French Commercial Code) require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings. See “— Quorum” and “— Votes Required for Shareholder Action” above.

On May 25, 2023, our shareholders approved various resolutions delegating to the Board of Directors the authority to increase our share capital through the issuance of shares or securities giving access to the share capital, subject to an overall cap set at €997 million. This cap applies to all the resolutions whereby the extraordinary shareholders’ meeting delegated to the Board of Directors the authority to increase the share capital, it being also specified that:
•the maximum aggregate par value of capital increases that may be carried out with preemptive rights maintained was set at €997 million;
•the maximum aggregate par value of capital increases that may be carried out by public offering (other than of the type specified in Article L. 411-2, 1° of the French Monetary and Financial Code) without preemptive rights was set at €240 million;
•the maximum aggregate par value of capital increases that may be carried out in connection with an offering of the type specified in Article L. 411-2, 1° of the French Monetary and Financial Code (i.e. an offer addressed exclusively to a limited number of investors) without preemptive rights was set at €240 million;
•capital increases resulting in the issuance of securities to members of employee savings plans are limited to 1% of the share capital as computed on the date of the Board of Directors’ decision to issue such securities, and such issuances may be made at a discount of 30% (or 40%) if certain French law restrictions on resales were to apply, i.e. a lock up period of five years (or 10 years).

As of December 31, 2023, the shares held by the current employees from the affiliated companies in the Group savings programs represented 1,09% of the share capital.

At its February 2023 meeting, our Board of Directors decided to delegate to the Chief Executive Officer the powers necessary to carry out a capital increase reserved for members of the Group savings program. Every employee subscribing for at least five shares received one additional new share as an employer’s top-up contribution. Beyond the first twenty shares there was no entitlement to any further shares by way of employer’s top-up contribution (every employee subscribing for twenty shares received four additional shares as an employer’s top-up contribution). The subscription period was open during June 2023.

During the subscription period, 33,132 employees from nearly 56 countries subscribed for a total of 2,009,306 shares. Of these,1,174,533 shares were subscribed via FCPE Actions Sanofi, the dedicated employee share ownership fund for employees of our French subsidiaries; 390,165 shares via FCPE Sanofi Shares, the dedicated employee share ownership fund for employees of our foreign subsidiaries; and 444,608 shares directly by employees who were eligible for the employee share ownership plan but were in countries where local regulations did not allow the use of a dedicated employee share ownership fund.

A total of 119,417 shares were issued by way of employer’s top-up contribution. Of these, 60,263 were issued to FCPE Actions Sanofi; 27,814 to FCPE Sanofi Shares; and 31340 directly to employees who were eligible for the employee share ownership plan but were in countries where local regulations did not allow the use of a dedicated employee share ownership fund.

Voting rights attached to shares held by FCPE Actions Sanofi are exercised individually by the employees who hold units in the fund; fractional rights are exercised by the fund’s supervisory board.

Voting rights attached to shares held by FCPE Sanofi Shares are also exercised individually by the employees who hold units in the fund; any rights not exercised by them are exercised by the fund’s supervisory board.

In each case, the supervisory board includes an equal number of representatives of employees and of Sanofi management.

On April 30, 2021, our shareholders also approved resolutions delegating to the Board of Directors the authority to increase the share capital by granting existing or new restricted shares to our employees and/or corporate officers, subject to the overall cap mentioned above and under the following terms and conditions:
•the authorization is valid for a period of 38 months, and is subject to a limit of 1.5% of the share capital as computed on the date of the decision of the Board of Directors to allot such shares; see “— Awards of Shares” above.

On May 25 and December 13, 2023, the Board of Directors used the above-mentioned authorization to grant 3,903,563 shares to 8,349 beneficiaries (including the Chief Executive Officer). At the grant date, this represents approximately 0.3% of the share capital on a non-fully diluted basis.

Since June 30, 2022 i.e., the expiration of the prior delegation of power that had been authorized by the shareholders, the Board of Directors no longer has the authority to increase the Company’s share capital by granting options to our employees or corporate officers.

See also “Item 6. Directors, Senior Management and Employees — E. Share Ownership".

Decreases in share capital

In accordance with the provisions of the French Commercial Code, any decrease in our share capital requires approval by the shareholders entitled to vote at an extraordinary general meeting. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

In addition, specific rules exist to permit the cancellation of treasury shares, by which the shareholders’ meeting may authorize the cancellation of up to a maximum of 10% of a company’s share capital within any 24-month period. On April 30, 2021, our shareholders delegated to our Board of Directors for 26 months (i.e. until June 30, 2023) the right to reduce our share capital by cancelling our own shares.

During 2023, we did not cancel any shares.

Preemptive rights

According to the French Commercial Code, if we issue additional securities to be paid in cash, current shareholders will have preemptive rights to these securities on a pro rata basis. These preemptive rights require us to give priority treatment to current shareholders. The rights entitle the individual or entity that holds them to subscribe to the issuance of any securities that may increase the share capital of our Company by means of a cash payment or a set-off of cash debts. Preemptive rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on Euronext Paris.

Preemptive rights with respect to any particular offering may be waived by the affirmative vote of shareholders holding two-thirds of the shares entitled to vote at an extraordinary general meeting. Our Board of Directors and our independent auditors are required by French law to present reports that specifically address any proposal to waive preemptive rights. In the event of a waiver, the issuance of securities must be completed within the period prescribed by law. Shareholders may also notify us that they wish to waive their own preemptive rights with respect to any particular offering if they so choose.

The shareholders may decide at extraordinary general meetings to give the existing shareholders a non-transferable priority right to subscribe to the new securities, for a limited period of time.

In the event of a capital increase without preemptive rights to existing shareholders, French law requires that (i) the capital increase be made at a price determined by an extraordinary general meeting after submission of a report by the Board of Directors and (ii) the amount of a capital increase carried out each year in connection with an offering of the type specified in Article L. 411-2-1 of the French Monetary and Financial Code must be limited to 20% of a company’s share capital.

Form, holding and transfer of shares

Form of shares

Our Articles of Association provide that the shares may be held in either bearer form or registered form at the option of the holder.

Holding of shares

In accordance with French law relating to the dematerialization of securities, shareholders’ ownership rights are represented by book entries instead of share certificates. We maintain a share account with Euroclear France (a French clearing system, which holds securities for its participants) for all shares in registered form, which is administered by Uptevia. In addition, we maintain separate accounts in the name of each shareholder either directly or, at a shareholder’s request, through the shareholder’s accredited intermediary. Each shareholder account shows the name of the holder and the number of shares held. Uptevia issues confirmations (attestations d’inscription en compte) to each registered shareholder as to shares registered in the shareholder’s account, but these confirmations are not documents of title.

Shares of a listed company may also be issued in bearer form. Shares held in bearer form are held and registered on the shareholder’s behalf in an account maintained by an accredited financial intermediary and are credited to an account at Euroclear France maintained by such intermediary. Each accredited financial intermediary maintains a record of shares held through it and provides the account holder with a securities account statement. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Euroclear France.

Shares held by persons who are not domiciled in France may be registered in the name of intermediaries who act on behalf of one or more investors. When shares are so held, we are entitled to request from such intermediaries the names of the investors. Also, we may request any legal entity (personne morale) which holds more than 2.5% of our shares or voting rights to disclose the name of any person who owns, directly or indirectly, more than one-third of its share capital or of its voting rights. A person not providing the complete requested information in time, or who provides incomplete or false information, will be deprived of its voting rights at shareholders’ meetings and will have its payment of dividends withheld until it has provided the requested information in strict compliance with French law. If such person acted willfully, the person may be deprived by a French court of either its voting rights or its dividends or both for a period of up to five years.

Transfer of shares

Our Articles of Association do not contain any restrictions relating to the transfer of shares.

Registered shares must be converted into bearer form before being transferred on the Euronext Paris on the shareholders’ behalf and, accordingly, must be registered in an account maintained by an accredited financial intermediary on the shareholders’ behalf. A shareholder may initiate a transfer by giving instructions to the relevant accredited financial intermediary.

A fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. Registration duty is currently payable in France if a written deed of sale and purchase (acte) is executed in France or outside France with respect to the shares of the Company.

Enforceability of civil liabilities

We are a limited liability company (société anonyme) organized under the laws of France, and most of our officers and directors reside outside the United States. In addition, a substantial portion of our assets is located outside of the United States.

As a result, it may be difficult for investors:
•to obtain jurisdiction over us or our non-US resident officers and directors in US courts, or obtain evidence in France or from French citizen or any individual being resident in France or any officer, representative, agent or employee of a legal person having its registered office or an establishment in a territory of France, in connection with those actions in actions predicated on the civil liability provisions of the US federal securities laws;
•to enforce in US courts judgments obtained in such actions against us or our non-US resident officers and directors;
•to bring an original action in a French court to enforce liabilities based upon the US federal securities laws against us or our non-US resident officers or directors; and
•to enforce in US courts against us or our directors in non-US courts, including French courts, judgments of US courts predicated upon the civil liability provisions of the US federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the US federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirement concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment was rendered by a court having jurisdiction over the matter as the dispute is clearly connected to the jurisdiction of such court, the choice of the US court was not fraudulent and the French courts did not have exclusive jurisdiction over the matter, (2) the judgment does not contravene international public policy rules, both pertaining to the merits and to the procedure of the case, including the defense rights, (3) the judgment is not tainted with fraud and (4) the judgment does not conflict with a French or foreign judgment (or an arbitral award) which has become effective in France.

In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so the victim does not suffer or benefit from the situation, it being specified that under French law, the principle of awarding punitive damages is not, per se, contrary to public order, provided the amount awarded is not disproportionate to the harm suffered and the defendant’s breach.

As a result, the enforcement, by US investors, of any judgments obtained in US courts in civil and commercial matters, including judgments under the US federal securities law against us or members of our Board of Directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our Board of Directors, our officers or certain experts named herein in an original action predicated solely upon the US federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The description below reflects certain terms of the deposit agreement, and summarizes the material rights of the holders of our ADSs.

General

JPMorgan, as depositary, issues Sanofi ADSs in certificated form (evidenced by an ADR) or book-entry form. Each ADR is a certificate evidencing a specific number of Sanofi ADSs. Each Sanofi ADS represents one-half of one Sanofi ordinary share (or the right to receive one-half of one Sanofi ordinary share) deposited with the Paris, France office of BNP Paribas, as custodian. Each Sanofi ADS also represents an interest in any other securities, cash or other property that may be held by the depositary under Second Amended and Restated Deposit Agreement between Sanofi and JPMorgan dated February 13, 2015, as most recently amended by Amendment No. 2 dated December 18, 2023 (“Amendment No. 2”), and as may be further amended from time to time (together, the “deposit agreement”). The depositary’s principal executive office is located at 383 Madison Avenue, 11th Floor, New York, New York 10179.

A holder may hold Sanofi ADSs either directly or indirectly through his or her broker or other financial institution. The following description assumes holders hold their Sanofi ADSs directly, in certificated form evidenced by ADRs. Holders who hold the Sanofi ADSs indirectly must rely on the procedures of their broker or other financial institution to assert the rights of ADR holders described in this section. Holders should consult with their broker or financial institution to find out what those procedures are.

Holders of Sanofi ADSs do not have the same rights as holders of Sanofi shares. French law governs shareholder rights. The rights of holders of Sanofi ADSs are set forth in the deposit agreement and in the ADR. New York law governs the deposit agreement and the ADRs.

The following is a summary of certain terms of the deposit agreement, as in effect at the date of filing of this document. Our form of second amended and restated deposit agreement was filed with the SEC as an exhibit to our Post-Effective Amendment No. 1 to Form F-6 filed on February 13, 2015. The form of Amendment No. 2 was filed as an exhibit to our Post-Effective Amendment No. 3 to Form F-6 filed with the SEC on December 18, 2023. To the extent any portion of any amendments and restatement would prejudice any substantial existing right of holders of ADSs under previous versions of the first amended and restated deposit agreement, such portion shall not become effective as to such holders until 30 days after holders have received notice thereof. For more complete information, holders should read the entire second amended and restated deposit agreement, Amendment No. 2 and the ADR itself. Holders may also inspect a copy of the second amended and restated current deposit agreement, Amendment No. 2 and the ADR itself at the depositary’s office.

Deposit, withdrawal and cancellation

Delivery of ADRs

The depositary will deliver ADRs if the holder or his or her broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees, charges and expenses and any taxes or governmental charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Sanofi ADSs in the names the holder requests and will deliver the ADRs to the persons the holder requests at its office.

Obtaining Sanofi ordinary shares

A holder may turn in his or her ADRs at the depositary’s office. Upon payment of its fees, charges and expenses and any taxes or governmental charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying shares to an account designated by the holder and (2) any other deposited securities underlying the ADR at the office of a custodian or, at the holder’s request, risk and expense, the depositary will deliver the deposited securities at its office.

Voting rights

A holder may instruct the depositary to vote the Sanofi ordinary shares underlying his or her Sanofi ADSs at any meeting of Sanofi shareholders, but only if we request that the depositary ask for holder instructions. Otherwise, holders will not be able to exercise their right to vote unless they withdraw the underlying ordinary shares from the ADR program and vote as an ordinary shareholder. However, holders may not know about the meeting sufficiently in advance to timely withdraw the underlying ordinary shares.

If we ask for holder instructions in connection with a meeting of Sanofi shareholders, the depositary will provide materials to holders of Sanofi ADSs in the manner described under the heading “— Notices and reports; rights of holders to inspect books” below. For any instructions to be valid, the depositary must receive them on or before the date specified in the materials distributed by the depositary. The depositary will endeavor, in so far as practical, subject to French law and the provisions of our statuts, to vote or to have its agents vote the shares or other deposited securities as holders may validly instruct. The depositary will only vote or attempt to vote shares as holders validly instruct.

We cannot guarantee holders that they will receive the voting materials with sufficient time to enable them to return any voting instructions to the depositary in a timely manner to vote their shares. As long as they act in good faith, neither the depositary nor its agents will be responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that holders may not be able to exercise their right to vote and there may be nothing holders can do if the shares represented by their ADSs are not voted as they requested.

Similar to our shares, Sanofi ADSs evidenced by ADRs that are registered in the name of the same owner for at least two (2) years are eligible for double voting rights so long as certain procedures are followed, as set out in the deposit agreement. For additional information regarding double voting rights, see “— Ordinary Shares — Rights, preferences and restrictions attaching to ordinary shares — Voting Rights” above.

The deposit agreement allows the depositary and Sanofi to change the voting procedures or require additional voting procedures in addition to the ones described above, if necessary or appropriate. For example, holders might be required to arrange to have their Sanofi ADSs deposited in a blocked account for a specified period of time prior to a shareholders’ meeting in order to be allowed to give voting instructions.

Share dividends and other distributions

Receipt of dividends and other distributions

The depositary has agreed to pay to holders of Sanofi ADSs the cash dividends or other distributions that it or the custodian receives on the deposited Sanofi ordinary shares and other deposited securities after deducting its fees, charges and expenses and taxes withheld. Holders of Sanofi ADSs will receive these distributions in proportion to the number of Sanofi ADSs that they hold.

Distribution of cash

The depositary will convert any cash dividend or other cash distribution paid on the shares into US dollars if, in its judgment, it can do so on a reasonable basis and can transfer the US dollars to the United States. If the depositary determines that such a conversion and transfer is not possible, or if any approval from the French government is needed and cannot be obtained within a reasonable period, then the depositary may (1) distribute the foreign currency received by it to the holders of Sanofi ADSs or (2) hold the foreign currency distribution (uninvested and without liability for any interest) for the account of holders of Sanofi ADSs.

In addition, if any conversion of foreign currency, in whole or in part, cannot be effected to some holders of Sanofi ADSs, the deposit agreement allows the depositary to distribute the dividends only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert into US dollars for the account of the ADR holders who have not been paid. It will not invest the funds it holds and it will not be liable for any interest.

Before making a distribution, any withholding taxes that must be paid under French law will be deducted. The depositary will distribute only whole US dollars and cents and will round fractional cents down to the nearest whole cent. Exchange rate fluctuations during a period when the depositary cannot convert euros into US dollars may result in holders losing some or all of the value of a distribution.

Distribution of shares

The depositary may, and at our request will, distribute new ADRs representing any shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. At its option, the depositary may distribute fractional Sanofi ADSs. If the depositary does not distribute additional Sanofi ADSs, the outstanding ADRs will also represent the new shares. The depositary may withhold any tax or other governmental charges, or require the payment of any required fees, charges and expenses, prior to making any distribution of additional Sanofi ADSs.

Rights to receive additional shares

If we offer holders of Sanofi ordinary shares any rights to subscribe for additional shares or any other rights, the depositary, after consultation with us, will, in its discretion, either (1) make these rights available to holders or (2) dispose of such rights on behalf of ADR holders and make the net proceeds available to holders. The depositary may make rights available to certain holders but not others if it determines it is lawful and feasible to do so. However, if, under the terms of the offering or for any other reason, the depositary may not make such rights available or dispose of such rights and make the net proceeds available, it will allow the rights to lapse. In that case, holders of Sanofi ADSs will receive no value for them.

In circumstances where rights would not otherwise be distributed by the depositary to holders of Sanofi ADSs, a holder of Sanofi ADSs may nonetheless request, and will receive from the depositary, any instruments or other documents necessary to exercise the rights allocable to that holder if the depositary first receives written notice from Sanofi that (1) Sanofi has elected, in its sole discretion, to permit the rights to be exercised and (2) such holder has executed the documents Sanofi has determined, in its sole discretion, are reasonably required under applicable law.

If the depositary makes rights available to holders of Sanofi ADSs, upon instruction from such holders, it will exercise the rights and purchase the shares on such holder’s behalf. The depositary will then deposit the shares and deliver ADRs to such holders. It will only exercise rights if holders of Sanofi ADSs pay it the exercise price and any other charges the rights require such holders to pay.

US securities laws may restrict the sale, deposit, cancellation or transfer of ADRs issued upon exercise of rights. For example, holders of Sanofi ADSs may not be able to trade such Sanofi ADSs freely in the United States. In this case, the depositary may deliver Sanofi ADSs under a separate restricted deposit agreement that will contain the same provisions as the deposit agreement, except for changes needed to implement the required restrictions.

Other distributions

The depositary will distribute to holders of Sanofi ADSs anything else we may distribute (including, without limitation, through the distribution of sponsored or unsponsored ADSs representing such securities; subject in each case to the fees, charges and expenses set forth in the deposit agreement and in the terms of such ADSs) on deposited securities (after deduction or upon payment of fees, charges and expenses or any taxes or other governmental charges) by any means it deems is equitable and practical. If, for any reason, in the opinion of the depositary, the distribution cannot be made proportionately among the owners entitled thereto or if for any other reason the depositary deems such distribution not feasible, the depositary may sell what we distributed and distribute the net proceeds of the sale in the same way it distributes cash dividends, or it may choose any other method to distribute the property it deems equitable and practicable.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Sanofi ADSs. We have no obligation to register Sanofi ADSs, shares, rights or other securities under the US Securities Act of 1933, as amended. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to holders of Sanofi ADSs. This means that holders may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for the depositary to make them available to such holders.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to holders of Sanofi ADSs. In that case, we will assist the depositary in determining whether that distribution is lawful and reasonably practicable.

The depositary will make the election available to holders of Sanofi ADSs only if it is reasonably practicable and if we have provided all the documentation contemplated in the deposit agreement. In that case, the depositary will establish procedures to enable holders of Sanofi ADSs to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to holders of Sanofi ADSs, such holders will receive either cash or additional Sanofi ADSs, depending on what a shareholder in France would receive for failing to make an election, as more fully described in the deposit agreement.

Notices and reports, rights of holders to inspect books

On or before the first date on which we give notice, by publication or otherwise, of any meeting of holders of shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, we will transmit to the depositary a copy of the notice.

Upon notice of any meeting of holders of shares or other deposited securities, if requested in writing by Sanofi, the depositary will, as soon as practicable, mail to the holders of Sanofi ADSs a notice, the form of which is in the discretion of the depositary, containing (1) a summary in English of the information contained in the notice of meeting provided by Sanofi to the depositary, (2) a statement that the holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of French law and of our statuts, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of shares or other deposited securities represented by their respective ADSs and (3) a statement as to the manner in which such instructions may be given. Notwithstanding the above, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of NASDAQ, in lieu of distribution of the materials provided to the depositary as described above, distribute to the holders a notice that provides holders with, or otherwise publicizes to holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

The depositary will make available for inspection by ADS holders at the depositary’s office any reports and communications, including any proxy soliciting material, received from us that are both (1) received by the depositary as the holder of the deposited securities and (2) made generally available to the holders of such deposited securities by us. The depositary will also, upon written request, send to ADS holders copies of such reports when furnished by us pursuant to the deposit agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the depositary by us will be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the SEC.

The depositary will keep books for the registration of ADRs and transfers of ADRs that at all reasonable times will be open for inspection by the holders provided that such inspection is not for the purpose of communicating with holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Sale or exercising of rights and right to receive the shares underlying the Sanofi ADSs

Requirements for depositary actions

Before the depositary will deliver or register the transfer of Sanofi ADSs, make a distribution on Sanofi ADSs or process a withdrawal of shares, the depositary may require:
•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver Sanofi ADSs, register transfers of Sanofi ADSs or permit withdrawals of shares when the transfer books of the depositary or our transfer books are closed, or at any time if the depositary or we think it advisable to do so.

Right to receive the shares underlying the Sanofi ADSs

Holders have the right to cancel their Sanofi ADSs and withdraw the underlying Sanofi ordinary shares at any time except:
•when temporary delays arise when we or the depositary have closed our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•when the holder or other holders of Sanofi ADSs seeking to withdraw shares owe money to pay fees, taxes and similar charges; or
•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Sanofi ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Sanofi ADSs

The provisions of our form of second amended and restated deposit agreement, as amended, do not permit the pre-release of the Sanofi ADSs.

Deposit or sale of securities resulting from dividends, splits or plans of reorganization

Changes affecting deposited securities

If we:
•change the nominal or par value of our Sanofi ordinary shares;
•recapitalize, reorganize, merge or consolidate, liquidate, sell assets, or take any similar action;
•reclassify, split up or consolidate any of the deposited securities; or
•distribute securities on the deposited securities that are not distributed to holders;

then either:
•the cash, shares or other securities received by the depositary will become deposited securities and each Sanofi ADS will automatically represent its equal share of the new deposited securities; or
•the depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it receives. It may also deliver new ADRs or ask holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Disclosure of interests

The obligation of a holder or other person with an interest in our shares to disclose information under French law and under our statuts also applies to holders and any other persons, other than the depositary, who have an interest in the Sanofi ADSs. The consequences for failing to comply with these provisions are the same for holders and any other persons with an interest as a holder of our ordinary shares. For additional information regarding these obligations, see “— Ordinary Shares — Rights, preferences and restrictions attaching to ordinary shares — Requirements for holdings exceeding certain percentages” above.

Amendment and termination

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of the ADS holders for any reason. If the amendment adds or increases fees, charges or expenses (except for stock transfer or taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission, or any other method of communication) as described in the depositary agreement, applicable delivery expenses or other such fees, charges or expenses), or prejudices a substantial right of holders of Sanofi ADSs, it will only become effective 30 days after the depositary notifies such holders of the amendment. However, we may not be able to provide holders of Sanofi ADSs with prior notice of the effectiveness of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantial rights of holders of Sanofi ADSs. At the time an amendment becomes effective, such holders will be considered, by continuing to hold their ADR, to have agreed to the amendment and to be bound by the ADR and the deposit agreement as amended.

The depositary will terminate the agreement if we ask it to do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify holders of Sanofi ADSs at least 30 days before termination.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement: (1) collect distributions on the deposited securities, (2) sell rights and other property as provided in the deposit agreement and (3) deliver shares and other deposited securities upon cancellation of ADRs. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it receives on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the holders of Sanofi ADSs that have not surrendered their Sanofi ADSs. It will have no liability for interest. Upon termination of the deposit agreement, the depositary’s only obligations will be to account for the proceeds of the sale and other cash and with respect to indemnification. After termination, our only obligation will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on obligations and liability to holders of Sanofi ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. In particular, please note the following:
•we and the depositary are obligated only to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;
•we and the depositary are not liable if either is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;
•we and the depositary are not liable if either exercises, or fails to exercise, any discretion permitted under the deposit agreement;
•we and the depositary have no obligation to become involved in a lawsuit or other proceeding related to the Sanofi ADSs or the deposit agreement on holders’ behalf or on behalf of any other party, unless indemnity satisfactory to it against all expense and liability is furnished as often as may be required;
•we and the depositary are not liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system or the custodian, subject to certain exceptions and to the extent the custodian is not a branch or affiliate of JPMorgan;
•the depositary is not liable for the price received in connection with any sale of securities, the timing thereof or any delays, acts, omissions to act, errors, defaults or negligence on the part of the party so retained in connection with any such sale or proposed sale;
•we and the depositary may rely without any liability upon any written notice, request, direction, instruction or other document believed by either of us to be genuine and to have been signed or presented by the proper parties; and
•we and the depositary are not liable for any action or nonaction taken in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any ADS holder, or any other person believed in good faith to be competent to give such advice or information.

In addition, the depositary will not be liable for any acts or omissions made by a successor depositary. Moreover, neither we nor the depositary nor any of our respective agents will be liable to any holder of Sanofi ADSs for any indirect, special, punitive or consequential damages.

Pursuant to the terms of the deposit agreement, we and the depositary have agreed to indemnify each other under certain circumstances.